SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2001 CALIFORNIA FIRST NATIONAL BANCORP (Exact Name of Registrant as Specified in its Charter)
CALIFORNIA (State or other Jurisdiction of Incorporation)	000-15641 (Commission File Number)	33-0964185 (IRS Employer Identification No.)

5 HUTTON CENTRE DRIVE, SUITE 250, SANTA ANA, CA 92707
(Address of Principal Executive Offices, Including Zip Code)

Registrant's telephone number, including area code: (714) 436-6540

AMPLICON, INC.
5 HUTTON CENTRE DRIVE, SUITE 500, SANTA ANA, CA 92707
(Former Name or Former Address, if Changed Since Last Report)
Item 5. Other Events
       Effective on May 22, 2001, Amplicon, Inc., a California corporation ("Amplicon"), reorganized into a holding company form of organizational structure, whereby California First National Bancorp, a California corporation ("Bancorp"), became the holding company, with Amplicon becoming a wholly-owned subsidiary of Bancorp.

       The holding company organizational structure was effected by a merger conducted pursuant to Section 1201 of the California General Corporation Law (the "Merger"). Pursuant to the Merger each outstanding share of common stock, $0.01 par value per share, of Amplicon was converted into one share of common stock, $0.01 par value per share, of Bancorp.

       For convenience and completeness, the following is a description of Bancorp's capital stock.

DESCRIPTION OF CAPITAL STOCK

       Bancorp is currently authorized to issue up to 20,000,000 shares of common stock, $0.01 par value, and 2,500,000 shares of preferred stock. The holders of shares of common stock are entitled to receive dividends, when and as declared by the Board of Directors, from funds legally available therefor and in the event of liquidation to share ratably in all assets remaining after payment of all other obligations. Each holder of shares of common stock is entitled to one vote for each share held and to cumulate votes for the election of directors. Stockholders do not have preemptive or other subscription rights. All shares outstanding are fully paid and nonassessable.

       No shares of preferred stock are currently outstanding. The Board of Directors is authorized to issue the preferred stock from time to time in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other rights, if any, of any wholly unissued series of preferred stock. The rights (including voting and conversion rights), preferences, privileges and restrictions established by the Board of Directors from time to time consistent with its fiduciary responsibilities may adversely affect the rights of holders of common stock and could have the effect of impeding the acquisition or control of Bancorp. Bancorp does not presently have any intention to issue shares of preferred stock.

       Mellon Investor Services LLC is the transfer agent and registrar for the common stock

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS. (c) The following Exhibits are filed as part of this report: None.
SIGNATURES
Pursuant to the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CALIFORNIA FIRST NATIONAL BANCORP

S. Leslie Jewett /s/ S. Leslie Jewett Chief Financial Officer

Date: July 20, 2001